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                                                                   EXHIBIT 99(1)

       Prairie Band Potawatomi Nation Extends Harrah's Management Contract
                                     To 2008

      LAS VEGAS, August 29, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) announced today the Prairie Band Potawatomi Nation and Harrah's Kansas Casino Corporation have executed an agreement to extend the contract to manage the Nation's Harrah's Prairie Band Casino, 17 miles north of Topeka, Kansas, for an additional five years beginning in January 2003.

      Harrah's has managed the Nation's casino since its opening in January 1998. This contract extension will continue Harrah's management at the facility until January 2008, pending approval by the National Indian Gaming Commission.

      Previously, the Ak-Chin Indian Community and the Eastern Band of Cherokee Indians granted management-contract extensions to Harrah's for the Harrah's Phoenix Ak-Chin casino near Phoenix and the Harrah's Cherokee Smoky Mountains Casino in Cherokee, North Carolina.

      "We are honored by the Prairie Band's decision to extend our management contract," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer.

      "The performance of this casino has been overwhelming, far surpassing our initial expectations," Satre said. "Key drivers of this success have been the implementation of our Total Rewards customer-loyalty program at the Nation's facility and the strong name recognition Harrah's enjoys in this market due to our leadership position nationwide.

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      "The warm hospitality and superior customer service provided by our 960 employees, many of whom are Prairie Band Tribal members, have been major factors in the casino's success," Satre said.

      Badger Wahwasuck, Prairie Band Potawatomi Tribal Chairman, said, "The Tribal Council, pursuant to an affirmative vote of the Nation's General Council in July 2001, unanimously approved the contract extension with Harrah's. We are pleased with Harrah's management of our casino and look forward to continued success."

      More information about Harrah's Entertainment is available on the company's web site, www.harrahs.com.

      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States under the Harrah's, Showboat, Rio and Harveys brand names. With a combined database of more than 24 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking

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statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.

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